Exhibit: 16.1

June 3, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:    SMARTPROS LTD. & CIK # 0001289863

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of SmartPros Ltd (the “Company”).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 1, 2013. We agree with the Company’s statements concerning HRR and our firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly Virchow Krause LLP

BAKER TILLY VIRCHOW KRAUSE, LLP